Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements No. 333-226195, No. 333-233793, No. 333-233795, No. 333-238229, No. 333-239807, No. 333-268710 and No. 333-270769 on Form F-3, registration statements, No. 333-235729 and 333-275216 on Form F-1, and registration statements No. 333-211478, No. 333-218538, No. 333-230584, No. 333-238481 and No. 333-264107 on Form S-8 of our report dated March 4, 2024, with respect to the consolidated financial statements of Purple Biotech Ltd. and its subsidiaries.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

March 4, 2024